Exhibit 3

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”), dated as of November 13, 2005, between Micro Therapeutics, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of June 3, 1999, as amended by the certain First Amendment to Rights Agreement, dated as of August 18, 2003 (together, the “Rights Agreement”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among the Company, ev3 Inc., a Delaware corporation (“Parent”), and Micro Investment LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Parent, and the former stockholders of the Company will receive shares of common stock of Parent;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below, approved this Second Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by restating the second sentence therein in its entirety as follows:

“In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if (i) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” (but for the operation of this clause (i)), has become such inadvertently, and such Person divests as promptly as practical a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” (ii) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to twenty percent (20%) or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent (20%) or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by way of a stock dividend or stock split) of additional shares of Common Stock representing one-half of one percent (.50%) of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person, (iii) a Person enters into an agreement or transaction or understanding with the Company whereby, solely as a consequence of that agreement or transaction or understanding, such Person would become an “Acquiring Person” (but for the operation of this clause (iii)), and such agreement, transaction or understanding is approved by the Board of Directors of the Company, (iv) such Person is a Grandfathered Stockholder as defined in Section 1(j) hereof, (v) a Person enters into an agreement, transaction or understanding with one or more third parties to purchase, sell or transfer securities of the Company whereby, solely as a consequence of that agreement, transaction or understanding, such Person would become an ‘Acquiring Person’ (but for the operation of this clause (v)), and the Board of Directors of the Company acknowledges that such agreement or transaction or understanding does not cause such Person to become an Acquiring Person, or (vi) ev3 Inc., a Delaware corporation (“ev3”), or any Affiliate or Associate thereof, including Micro Investment LLC, a Delaware limited liability company and wholly owned subsidiary of ev3 (“Merger Sub”) (collectively with ev3 and any Affiliate or Associate of ev3, “Parent”), shall not become an “Acquiring Person” as a result of (A) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of November 14, 2005, by and among the Company, ev3 and Merger Sub (as the same may be amended from time to time, the “Merger Agreement”), including the approval, execution and delivery of any amendments thereto, (B) the consummation of the Merger (as such term is defined in the Merger Agreement), (C) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (D) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (E) the consummation of any other transaction contemplated by the Merger Agreement.”

2. Section 1(o) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in the Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

3. Section 1(g) of the Rights Agreement is hereby amended by restating subclause (i) therein as the following:

“(i) the close of business on June 4, 2009,”

4. Section 1(g) of the Rights Agreement is further amended by deleting the word “or” immediately prior to Section 1(g)(iv) and by adding the following clause at the end of Section 1(g):

“or (iv) immediately prior to the Effective Time of the Merger (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) and (v) of this Section 1(g) shall be referred to as the “Final Expiration Date”).”

5. Section 1(h) of the Rights Agreement is hereby deleted in its entirety.

6. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding the foregoing, no Trigger Event shall be deemed to have occurred as a result of (i) the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

8. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto as the following:

“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Stock pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement.”

9. A new Section 35 shall be added and shall read as follows:

“Section 35. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.”

10. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

11. This Second Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

13. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

14. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

15. The Company hereby certifies to the Rights Agent that this Second Amendment is in compliance with Section 27 of the Rights Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

MICRO THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Thomas C. Wilder, III
Name:	Thomas C. Wilder, III
Title:	President and Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION,
as Rights Agent

By:	/s/ Neil T. Rosso
Name:	Neil T. Rosso
Title:	Assistant Vice President